Exhibit 99.1

DREAMS, INC. ANNOUNCES SIX MONTHS AND QUARTERLY FINANCIAL RESULTS

Increased Margins, Cash Flow Improvements in Second Quarter

PLANTATION, FL., August 17, 2009-Dreams, Inc. (NYSE Amex: DRJ) announced today its six-months and quarterly financial results for the period ended June 30, 2009. For the six-months ended June 30, 2009, Dreams, Inc.’s (“Dreams”) total revenues decreased 16%, to $27.0 million, versus $32.2 million reported for the six months ended June 30, 2008. For the quarter, revenues declined 10%, to $12.2 million, compared to $13.6 million reported in the same quarter last year. Net losses for the six months ended June 30, 2008 were $2.0 million, versus $1.4 million in net losses for the same period last year. However, net losses for the quarter ended June 30, 2009 showed a slight improvement with a $1.1 million loss versus a loss of $1.2 million for the same quarter last year.

Ross Tannenbaum, Dreams’ President & CEO stated, “we navigated our way through the turbulent first and second quarters with our business models and confidence intact, and no erosion of our margin. The additional challenge that the Company faced earlier this year was the forced liquidation of inventories by numerous retailers which mitigated our sales opportunities as we chose not to participate with that strategy.

“Holding to our convictions has paid off as our second quarter gross margins in our two reportable segments, i.e. manufacturing/distribution and retail have improved. This was the driving factor in showing an improved *EBITDA and bottom-line results for our second quarter ended June 30, 2009, over the comparable period last year. In fact, we recorded our first positive *EBITDA at our Internet division for this six and three months periods, ever. This dynamic, along with the numerous corporate savings initiatives enacted earlier this year has greatly enhanced the Company’s cash flow. Further internal analysis reflects net cash used in operating activities for the six months ended June 30, 2009 was $6.1 million, with only $.2 million of that figure attributed to our second quarter. Net cash provided by financing activities was $6.7 million for the first six- months of this year, again with only a mere sum of $.8 million attributed to our second quarter. This is a telling trend and affirmation of the economic benefits of our focusing on controlling costs.

“As it pertains to our revenues, we closed (4) four of our underperforming Field of Dreams stores and we strategically chose to cease selling our manufactured products to third party on-line retailers who compete against our own/syndicated sites. While this decision has caused our Manufacturing/distribution revenues to decline, our margins and retail growth improvements in the second quarter of this year, vindicate this initial sales impairment.

“With the majority of our revenues generated on-line, and the consistent and substantial growth of our Internet sales, we are rapidly becoming a major player in on-line retail. In the second quarter of 2009, our on-line sales were $6.7 million and represented 55% of our consolidated sales as compared to $6.0 million and 43% in the second quarter of last year.

Also, in the second quarter, we continued to see a strong response to the marketing of our Web Syndication services. Our portfolio of clients represents some of the largest and best known retailers and sports properties in the country. Recently, we announced the signing of our first NFL Team, the Philadelphia Eagles. We are positioned to grow this business through the addition of numerous sports-oriented companies and retailers looking to launch an e-commerce presence on the Internet or replace an existing online fan shop with a comprehensive, scalable e-commerce platform. This is the fastest growing area of the Company and will remain its primary focus,” concluded Tannenbaum.

DREAMS, INC. trades under the ticker symbol: NYSE Amex: DRJ

www.dreamscorp.com

Dreams, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations – Unaudited

(Dollars in Thousands, except share amounts and earnings per share amounts)

	Six Months Ended June 30,		Three Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Manufacturing/Distribution	$5,459	$9,605	$1,936	$3,993
Retail	21,397	22,240	10,164	9,474
Other	181	322	92	183

Total Revenues	$27,037	$32,167	$12,192	$13,650
Expenses:
Cost of sales-mfg/distribution	$2,513	$5,464	$933	$2,477
Cost of sales-retail	11,587	12,185	5,343	5,206
Operating expenses	15,078	15,804	7,041	7,301
Depreciation and amortization	912	541	453	332

Total Expenses	$30,090	$33,994	$13,770	$15,316

(Loss) before interest and taxes	(3,053)	(1,827)	(1,578)	(1,666)
Interest expense, net	371	372	197	224
Other expense	8	70	8	32

(Loss) before income taxes	(3,432)	(2,269)	(1,783)	(1,922)
Income tax benefit	1,370	870	710	763

Net (loss)	$(2,062)	$(1,399)	$(1,073)	$(1,159)

(Loss) per share:
Basic: (Loss) per share	$(0.05)	$(0.04)	$(0.03)	$(.03)
Weighted average shares outstanding – Basic	37,528,214	37,560,590	37,528,214	37,556,376
Diluted: (Loss) per share	$(0.05)	$(0.04)	$(0.03)	$(.03)
Weighted average shares outstanding – Diluted	37,528,214	37,728,136	37,528,214	37,718,100

*EBITDA is a non-GAAP financial measurement that is defined as earnings before interest, tax, depreciation and amortization. We use this non-GAAP financial measure for financial and operational decision making and as a means to evaluate our performance. In our opinion, this non-GAAP measure provides meaningful supplemental information regarding our performance. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance. We believe this non-GAAP financial measures is useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by institutional investors and the analyst community to help them analyze the health of our business.

Dreams, Inc. Investor Relations Contact Info:

David M. Greene, Senior Vice-President

Phone: 954-377-0002

Fax: 954-475-8785

dgreene@dreamscorp.com

Public Relations for Dreams, Inc.:

Boardroom Communications

Jennifer Clarin and/or Caren Berg

Phone: (954) 370-8999, Fax: (954) 370-8892

Email: cberg@boardroompr.com

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Statements contained in this press release, which are not historical facts, are forward looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements are indicated by words or phrases such as “anticipates,” “projects,” “management believes,” “Dreams believes,” “intends,” “expects,” and similar words or phrases. Such factors include, among others, the following: competition; seasonality; success of operating initiatives; new product development and introduction schedules; acceptance of new product offerings; franchise sales; advertising and promotional efforts; adverse publicity; expansion of the franchise chain; availability, locations and terms of sites for franchise development; changes in business strategy or development plans; availability and terms of capital including the continuing availability of our credit facility with Comerica Bank or a similar facility with another financial institution; labor and employee benefit costs; changes in government regulations; and other factors particular to the Company.

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